Command Security Corporation
Corporate Office
Lexington Park
P.O. Box 340
Lagrangeville, NY 12540
Tel. 914-454-3703
Fax 914-454-0075

                             FOR IMMEDIATE RELEASE

                     COMMAND SECURITY CORPORATION ANNOUNCES

                          * RENEWAL OF CIT LOAN AGREEMENT
                          * PAYMENT OF NOTE TO ISS
                          * SALE OF MIAMI OPERATIONS

Lagrangeville, New York *** February 7, 1997 *** Command Security Corporation (NASDAQ:CMMD) announced today that it has completed an agreement with The CIT Group/Credit Finance, Inc. ("CIT") for a two-year renewal of its existing Loan Agreement. The terms of the agreement provide for a reduction of 1/2 of 1 percent in the interest rate on the revolving credit line, a new five-year, $500,000 term loan at the same rate, an increase in the borrowing rate of eligible accounts receivable to 85% from 82.5% and a number of other items which will reduce the costs and increase the availability of funds compared to the existing agreement.

William C. Vassell, Chairman of the Board of Command, said, "We are pleased with the terms of this new agreement with CIT as it provides us with additional borrowing capacity at reduced costs."

Command also announced that it has made the final $400,000 payment to ISS International Service System, Inc. (ISS) in connection with its October, 1993 acquisition of certain security guard assets. ISS will return to Command the 238,000 shares of common stock which had been issued to it to secure this note. These shares will be retired, reducing the number of outstanding shares.

Command also reported that it has concluded the sale of its Miami operations; terms were not disclosed. Commenting on the sale, Mr. Vassell said, "Although the Miami operation was generating about $1 million in revenues it was not profitable and did not fit into our current plans."

Command Security Corporation provides security services through Company-owned offices in New York, New Jersey, California, Illinois and Connecticut and provides back-office service agreements to independent security companies nationwide.

Contact:

William C. Vassell, Chairman of the Board                          914-454-3703
H. Richard Dickinson, Chief Financial Officer                      212-689-6565
Donald Radcliffe, Radcliffe & Associates, Inc.                     212-605-0174